Exhibit 10.5

PRODUCT COMPONENT FRAMEWORK AGREEMENT

This PRODUCT COMPONENT FRAMEWORK AGREEMENT (the “Agreement”), effective the      day of             ,          (the “Effective Date”) is by and between Greatbatch Ltd., a New York corporation, located at 10000 Wehrle Drive, Clarence, New York, 14031, (“Greatbatch”) and QiG Group, LLC, a Delaware limited liability company, located at 5700 Granite Parkway, Suite 960, Plano, Texas, 75024 (“QiG Group”). Greatbatch and QiG Group are referred to collectively as the “Parties” and individually as a “Party,”

RECITALS:

WHEREAS, QiG Group and Greatbatch entered into that certain Restricted License Agreement, dated                  ,         , pursuant to which QiG Group licensed to Greatbatch certain of its intellectual property (the “Restricted License Agreement”);

WHEREAS, QiG Group and Greatbatch entered into that certain Unrestricted License Agreement, dated                  ,         , pursuant to which QiG Group licensed to Greatbatch certain of its intellectual property (the “Unrestricted License Agreement”);

WHEREAS, QiG Group desires to purchase, and require the QiG Affiliates and the QiG Licensees to purchase, exclusively from Greatbatch, all Product Components for each Product it or they, as applicable, may develop or have developed on its or their behalf;

WHEREAS, Greatbatch is in the business of manufacturing and supplying Product Components; and

WHEREAS, the Parties desire to establish a framework of the terms and conditions that shall apply to QiG Group’s or each QiG Licensee’s or QiG Affiliate’s, as applicable, purchase of all Product Components exclusively from Greatbatch.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Greatbatch and QiG Group hereby agree as follows:

Article I.	DEFINITIONS

As used in this Agreement, the following capitalized terms, whether used in the singular or plural, shall have the meanings set forth in this Article I:

Section 1.01 “Affiliate” means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities

Section 1.02 “Change of Control” means (i) a consolidation or merger of a party or other change of control transaction (other than a merger to reincorporate a party in a different jurisdiction) in which the shareholders or members, as applicable, of a party immediately prior to such transaction do not continue to hold a greater than 50% interest in the successor or survivor entity immediately following such transaction, (ii) a transaction or series of transactions that results in the transfer of more than 50% of the voting power of a party to an unaffiliated Person or (iii) the sale, lease, transfer or other disposition of all or substantially all of the assets of a party (which shall include any effective transfer of such assets regardless of the structure of any such transaction as a license or otherwise).

Section 1.03 “FDA” means the United States Food and Drug Administration or any successor entity.

Section 1.04 “FDA Approval” means the receipt of all Regulatory Approvals from the FDA that would permit a Person to sell the Products in the United States.

Section 1.05 “Field of Use” means sacral nerve stimulation and/or deep brain stimulation.

Section 1.06 “Initial Term” has the meaning set forth in Section 2.01.

Section 1.07 “Licensed IP” has the meaning in the Restricted License Agreement and the Unrestricted License Agreement.

Section 1.08 “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

Section 1.09 “Product” means any product for applications in the Field of Use that are currently in development or that may be developed by QiG Group or by any QiG Affiliates or QiG Licensees that is based on, uses or incorporates the Licensed IP including, without limitation, the Pelvistim sacral nerve stimulation system currently under development (the “Pelvistim System”); provided that nothing herein is intended to include any surgical accessories or peripheral devices, including, without limitation, torque wrenches, introducers, tunneling tools, adjustable belts, patient programmers, clinician programmers, external pulse generators and patient feedback tools.

Section 1.10 “Product Components” means all products, parts or components that are based on, uses or incorporates any Licensed IP and that are intended to be incorporated within, used in conjunction with or sold as part of any Product, including, but not limited to, the Pelvistim System or a deep brain stimulation system medical device ).

Section 1.11 “QiG Affiliates” means each direct or indirect Affiliate of QiG Group.

Section 1.12 “QiG Licensees” means each Person to which QiG Group licenses any or all of its rights to and under the Licensed IP.

Section 1.13 “QiG Supply Agreement” means that certain Supply Agreement, effective January [    ], 2016, by and between Greatbatch and QiG Group.

Section 1.14 “Regulatory Approvals” means all approvals necessary for the commercial sale of a Product for any indication in a given country or regulatory jurisdiction, which shall include satisfaction of all applicable regulatory and notification requirements, but which shall exclude any pricing and reimbursement approvals.

Section 1.15 “Renewal Term” has the meaning set forth in Section 2.03.

Section 1.16 “Steering Committee” has the meaning set forth in Section 3.02.

Section 1.17 “Steering Committee Representative” has the meaning set forth in Section 3.02.

Section 1.18 “Substantial Completion” means that a Product or Product Component has substantially completed all design, development and testing phases and such Product or Product Component, as applicable, is ready for submission to obtain Regulatory Approval or, if Regulatory Approval is not required, is ready for commercial sale.

Section 1.19 “Supply Agreement” has the meaning set forth in Section 2.03.

Section 1.20 “Term” has the meaning set forth in Section 4.01.

Article II.	SALE AND PURCHASE OBLIGATIONS

Section 2.01 Except as set forth in this Article II and provided that the QiG Supply Agreement has not been terminated by QiG Group pursuant to Section III.A(i) or Section III.A(ii) thereof, QiG Group agrees to purchase, and require each QiG Affiliate and QiG Licensee to purchase, exclusively from Greatbatch, all of its or their, as applicable, requirements for Product Components with respect to each Product it or they, as applicable, develops or has developed on its or their behalf. With respect to each Product, the period during which QiG Group, a QiG Affiliate or a QiG Licensee, as applicable, shall be required to purchase all such Product Components with respect to such Product exclusively from Greatbatch shall commence upon the Substantial Completion of the development of such Product and continue until the date that is five (5) years after the date of receipt of FDA Approval for such Product (the “Initial Term”); provided, however, if the Product is to never be sold in the United States or does not need FDA Approval to be sold in the United States, the “Initial Term” shall be the period commencing upon the Substantial Completion of the development of such Product and ending on the date that is five (5) years after the date of (i) receipt of Regulatory Approval outside the United States for such Product if Regulatory Approval is necessary to permit the sale of such Product outside the United States, or (ii) the first commercial sale of such Product if no Regulatory Approvals are necessary to permit the sale of such Products.

Section 2.02 Upon the Substantial Completion of a Product and prior to QiG Group, or any QiG Affiliates or QiG Licensees purchasing any such Product or Product Components with respect to such Product from a third party, QiG Group will promptly notify Greatbatch of such Substantial Completion and, if Greatbatch elects to be the exclusive manufacturer of the Product Components with respect to such Product, the Parties agree (and QiG Group shall cause the QiG Affiliates and the QiG Licensees to agree) to negotiate exclusively and in good faith for a period not to exceed 120 days regarding entry into a definitive manufacturing and supply agreement for the manufacture and supply of Product Components with respect to such Product(s) (each, a “Supply Agreement”), which shall document the purchase and sale obligations described in Sections 2.01 and 2.04 below with respect to such Product(s). The Supply Agreement shall contain terms and conditions substantially similar to the terms of the QiG Supply Agreement, a copy of which is attached hereto as Exhibit A, including, without limitation, (i) pricing for such Product Components that allows each party to achieve substantially similar profit margins as achieved by such party pursuant to the QiG Supply Agreement, (ii) a provision that is substantially similar to Section II.A. of the QiG Supply Agreement, (iii) a term provision reflecting the Initial Term and a requirement that such Supply Agreement shall automatically be renewed after the Initial Term for successive terms of one (1) year each (each a “Renewal Term”) unless notice of non-renewal or termination is given not less than three (3) months prior to the expiration of such Initial Term or Renewal Term, (iv) a right of first refusal provision substantially similar to Section II.C of the QiG Supply Agreement, (v) warranty periods, indemnities, limits of liability and manufacturing, quality and supply obligations substantially similar to those set forth in the QiG Supply Agreement, and (vi) a “Field of Use” definition that reasonably reflects the field of use for such Product.

Section 2.03 If, despite good faith and commercially reasonable efforts, Greatbatch and QiG Group, or an QiG Affiliate or QiG Licensee, as applicable, do not execute and deliver a new Supply Agreement within 120 days of QiG Group’s, QiG Affiliate’s or QiG Licensee’s, as applicable, notice to Greatbatch of Substantial Completion of development of a new Product or Product Component, as applicable, QiG Group, or such QiG Affiliate or QiG Licensee, as applicable, shall be free to negotiate a manufacturing and supply agreement with any other third party supplier (a “Third Party Supplier Agreement”), provided that prior to QiG Group’s, QiG Affiliate’s or QiG Licensee’s, as applicable, execution of a Third Party Supplier Agreement, QiG Group, or such QiG Affiliate or QiG Licensee, as applicable, will provide to Greatbatch the key terms of such proposed Third Party Supplier Agreement and for a period lasting at least fourteen (14) days after Greatbatch’s receipt of such terms, Greatbatch will have the opportunity to enter into a manufacturing and supply agreement with QiG Group, or such QiG Affiliate or QiG Licensee, as applicable, on terms substantially consistent with such Third Party Supply Agreement. For the avoidance of doubt, the Parties agree that if the QiG Supply Agreement has been terminated by QiG Group pursuant to Section III.A(i) or Section III.A(ii) thereof, this Agreement will no longer be in effect and QiG Group, QiG Affiliates and QiG Licensees may seek another third party supplier to manufacture any Products or Product Components that are subject to this Article II.

Section 2.04 In the event that Greatbatch elects to be the exclusive manufacturer of the Product Components with respect to such Product, Greatbatch agrees that it shall, subject to the terms of the applicable Supply Agreement and during each such Initial Term, manufacture and sell to QiG Group and each of the QiG Affiliates and QiG Licensees all Product Components as may be ordered by QiG Group, the QiG Affiliates, or the QiG Licensees with respect to the Product.

Article III.	PRODUCT DESIGN AND MANUFACTURING INPUT

Section 3.01 During the Term, QiG Group will provide Greatbatch through the Parties’ respective Steering Committee Representatives with information regarding, and an opportunity to participate in, all product design programs and planning for any Product Components for each Product being developed. In connection therewith, QiG Group shall provide to Greatbatch from time to time with information that may be relevant to the manufacture, design, testing and production of any Product Components. In addition, to the extent practical, QiG Group shall notify Greatbatch in advance and permit Greatbatch to be present and to participate in appropriate planning meetings with respect to the Product Components of each Products.

Section 3.02 Steering Committee.

(a) Each party shall designate three (3) individuals (“Steering Committee Representatives”) who shall be its representatives on the steering committee (the “Steering Committee”) and responsible for monitoring implementation and coordination of the Parties’ respective obligations under this Agreement. At least one of the Steering Committee Representatives from each Party shall have authority to make decisions regarding all matters within the scope of this Agreement. Each Party shall have the right, at any time, to notify the other Party of any change in any of its Steering Committee Representatives, and to send an alternate to any meeting of the Steering Committee.

(b) The Steering Committee shall determine the frequency of its meetings, which shall meet no less frequently than quarterly, and may meet more often to the extent reasonably requested by either Party. There shall be two (2) Steering Committee Representatives from each Party at any formal meeting of the Steering Committee. The Steering Committee will designate one (1) of the Steering Committee Representatives to record minutes of any material recommendations made at each meeting.

(c) Without limiting the responsibilities of the Steering Committee, it shall be responsible for the following:

(i) generally, to monitor implementation of this Agreement and the Parties’ performance of their respective obligations hereunder and under each Supply Agreement, including the QiG Supply Agreement;

(ii) negotiate, in good faith, on the pricing terms, specifications and other terms and conditions of any Supply Agreement;

(iii) to monitor cooperation and progress with respect to each Party’s input on, and development of, Product Components; and

(iv) to attempt to informally resolve any issues or disputes arising under this Agreement or any Supply Agreement, including the QiG Supply Agreement.

Article IV.	TERM

Section 4.01 This Agreement will be in full force and effect from the Effective Date until the Parties agree in writing to terminate this Agreement (the “Term”).

Article V.	MISCELLANEOUS

Section 5.01 Amendment. This Agreement may not be modified, changed or terminated orally. No change, modification, addition, or amendment shall be valid unless in writing indicating an intent to modify this Agreement and signed by an authorized officer of each Party.

Section 5.02 No Waiver. The failure of any Party to enforce at any time or for any period any of the provisions of this Agreement shall not be construed to be waiver of those provisions or of the right of that Party thereafter to enforce each and every provision hereof. No rights under this Agreement shall be waived except by an instrument in writing signed by the Party sought to be charged with such waiver.

Section 5.03 Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties’ respective successors and permitted assigns. This Agreement shall not be assignable by QiG Group or Greatbatch without the prior written consent of the other; provided, however, that, upon thirty (30) days’ prior written notice to the non-assigning Party, such Party, (i) may assign this Agreement, in whole or in part, to any Affiliate provided that it shall remain primarily liable under this Agreement and/or (ii) shall assign this Agreement to its successor in connection with a Change of Control provided that such successor, in the reasonable judgment of the non-assigning Party is able to perform the assigning Party’s obligations under this Agreement and/or the applicable unexecuted Supply Agreement, if any.

Section 5.04 Notices. Unless otherwise provided in this Agreement, any notice to be given hereunder shall be in writing and (a) delivered personally (to be effective when so delivered), (b) mailed by registered or certified mail, return receipt requested (to be effective four days after the date it is mailed) or (c) sent by Federal Express or other overnight courier service (to be effective when received by the addressee), to the following addresses (or to such other addresses which any Party shall designate in writing to the other Party):

If to Greatbatch:

Greatbatch Ltd.

10000 Wehrle Drive

Clarence, NY 14031

Attention: General Counsel

If to QiG Group:

QiG Group, LLC

5700 Granite Parkway, Suite 960

Plano, Texas, 75024

Attention: Chief Executive Officer

Section 5.05 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

Section 5.06 Injunctive Relief. The Parties hereto agree that irreparable harm would occur in the event that any of the agreements or provisions of this Agreement were not performed fully by the Parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of the Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the Parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the Parties hereto shall be entitled to an injunction or injunctions, without the necessity of proving actual damages, to restrain, enjoin and prevent breaches of this Agreement by the other Parties and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, such remedy being in addition to, and not in lieu of, any other rights and remedies to which the other Parties are entitled to at law or in equity.

Section 5.07 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws.

Section 5.08 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including any appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any appendices attached to this Agreement, or the transactions contemplated hereby.

Section 5.09 No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.10 Titles of Sections. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 5.11 Entire Agreement. This Agreement, the Restricted License Agreement and the Unrestricted License Agreement constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and thereof, and supersedes any prior agreement or understanding among the Parties hereto with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall expand the rights of Greatbatch under the Restricted License Agreement or the Unrestricted License Agreement.

Section 5.12 Counterparts. This Agreement may be executed either directly or by an attorney-in-fact, in any number of counterparts of the signature pages, each of which shall be considered an original. Facsimile or pdf transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such facsimile or pdf signatures shall be deemed original signatures for purposes of enforcement and construction of this Agreement.

Section 5.13 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be enforced to the maximum extent possible without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their authorized representatives.

QiG Group, LLC	Greatbatch Ltd.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date: